Exhibit 21.1 - List of Subsidiaries




NAME                              JURISDICTION OF                 PERCENTAGE
                                  INCORPORATION                    OWNERSHIP
------------------------------------------------------------------------------
Tengtu United Electronics              China                         57%
Development, Co. Ltd.
(Joint Venture)

TIC Beijing Electronics Co., Ltd.      China                        100%

Edsoft Platforms (Canada) Ltd.         British Columbia, Canada     100%

Edsoft Platforms (H.K.) Ltd.           Hong Kong                     60.2%

ebiztengtu.com, Inc.                   Delaware                     100%

